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                                                                    EXHIBIT 23.1



                              Accountants' Consent
                              --------------------



  The Board of Directors
  TransMontaigne Oil Company:


  We consent to the use of our report relating to the consolidated balance sheets of TransMontaigne Oil Company as of April 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended April 30, 1996 and 1995, the seven months ended April 30, 1994 and the year ended September 30, 1993 incorporated by reference and included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                KPMG Peat Marwick LLP


  Denver, Colorado
  December 23, 1996